UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 15, 2009

UNIVERSAL FOREST PRODUCTS, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	00-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, N.E. Grand Rapids, Michigan (Address of principal executive office)	49525 (Zip Code)

Registrant’s telephone number, including area code: (616) 364-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5.	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of New Director

Effective October 15, 2009, the Board of Directors of Universal Forest Products, Inc. (the “Corporation”) took action to increase the size of the Board from nine members to ten members and filled the vacancy by electing Bruce A. Merino to the Board for a term expiring at the Corporation’s annual meeting of shareholders to be held in 2010.

There are no arrangements or understandings between Mr. Merino and any other person pursuant to which he was elected as a director.

Mr. Merino is the former senior vice president for The Home Depot, Inc. and the former president of its Expo Design Center. He was an executive officer of The Home Depot, Inc. from January of 2004 to September of 2007. The Home Depot, Inc. is a significant customer of the Corporation and represented approximately 27% of the Corporation’s total net sales in fiscal 2008. However, the Corporation does not believe Mr. Merino’s former position with The Home Depot, Inc. necessarily resulted in him having a material interest in the Corporation’s transactions with The Home Depot, Inc.

Other than any interest Mr. Merino may have had as a result of his former employment and affiliation with The Home Depot, there have been no transactions since the completion of the Corporation’s 2007 fiscal year, nor are there any currently proposed transactions, to which the Corporation or any of its subsidiaries was, or is to be, a party, and which the amount involved exceeds $120,000 and in which Mr. Merino had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Merino has not yet been appointed to a Board Committee.

Section 9.	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Attached as Exhibit 99 is a press release issued by the Corporation on October 19, 2009.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 21, 2009	UNIVERSAL FOREST PRODUCTS, INC. (Registrant) By: /s/ Michael R. Cole —————————————— Michael R. Cole Principal Financial Officer and Treasurer